Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-257484), Form S-3 (No. 333-265872), Form S-1 (No. 333-267588), Form S-3 (No. 333-276412), Form S-1 (No. 333-276771), Form S-8 (No. 333-212890), Form S-8 (No. 333-274545) and Form S-3 (No. 333-281494) of our report dated February 26, 2025, relating to the financial statements of Bone Biologics Corporation as of and for the years ended December 31, 2024 and 2023 (which report includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) which appear in Bone Biologics Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Weinberg and Company, P.A.
Los Angeles, California
February 26, 2025